EXHIBIT 10.28b
AMENDMENT NO. 1
TO THE
KAR AUCTION SERVICES, INC.
DIRECTORS DEFERRED COMPENSATION PLAN

THIS AMENDMENT NO. 1 TO THE KAR AUCTION SERVICES, INC. DIRECTORS DEFERRED COMPENSATION PLAN (this “Amendment”) is made as of June 28, 2019.

WHEREAS, KAR Auction Services, Inc. (“KAR”) maintains the KAR Auction Services, Inc. Directors Deferred Compensation Plan (the “Plan”) pursuant to which non-employee directors of KAR are provided with the opportunity to defer retainer fees and stock payments;

WHEREAS, on June 28, 2019, KAR will separate KAR’s salvage auction businesses from its whole car auction businesses (the “Spin-Off”), creating a new publicly-traded company, IAA, Inc. (“IAA”);

WHEREAS, at the effective time of the Spin-Off, each non-employee director of KAR who holds a deferred stock unit with respect to KAR common stock (each, a “KAR Unit”) pursuant to the terms and conditions of the Plan will continue to hold such KAR Unit and will, in addition thereto, receive a deferred stock unit with respect to IAA common stock (each, an “IAA Unit”) for each KAR Unit held by such non-employee director, in accordance with the terms set forth in that certain Employee Matters Agreement that will be entered into by KAR and IAA as of immediately prior to the Spin-Off;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan; and

WHEREAS, KAR desires to amend the Plan as set forth below.

NOW THEREFORE, the Plan is hereby amended as follows:

1.
Notwithstanding any provision of the Plan to the contrary, each Participant whose Account following the Spin-Off is credited with IAA Units shall have the option to make a one-time election, in his or her sole discretion, to reinvest all or a portion of such IAA Units into (a) non-stock compensation pursuant to Section 6.2 of the Plan (the “Cash Election”), (b) KAR Units in accordance with Section 6.3 of the Plan (the “Company Stock Election”), or (c) a combination of the Cash Election and the Company Stock Election. Such election must be made within ninety (90) days following the completion of the Spin-Off, pursuant to an Election Form and in accordance with procedures established by the Administrator. Upon making such election, the Participant’s account shall be reduced by the number of IAA Units with respect to which an election has been made and shall be credited with (i) cash in amount equal to the IAA Value of IAA Units with respect to which a Cash Election has been made, as of the date of such Cash Election and (ii) a number of KAR Units with a Fair Market Value equal to the IAA Value of IAA Units with respect to which a Company Stock Election has been made, as of the date of such Company Stock Election.

2.	“IAA Value” shall mean “Fair Market Value”; provided, however, that any references to “Company Stock” in the definition of “Fair Market Value” shall instead refer to common stock of IAA.

3.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

KAR AUCTION SERVICES, INC.

/s/ James P. Hallett
By: James P. Hallett
Title: Chief Executive Officer

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